Exhibit 10(q)(4)

                      DELEGATION OF DUTIES
                UNDER TKP CO-MANAGEMENT AGREEMENT


     THIS DELEGATION is made as of the 21st day of December, 1993 by Koger Equity, Inc., a Florida corporation ("KE") to its wholly owned subsidiary, Koger Real Estate Services, Inc., a Florida corporation ("KRES").

     WHEREAS, pursuant to the Third Amended and Restated Plan of Reorganization of Koger Properties, Inc., a Florida corporation ("KPI") dated as of April 30, 1993, as confirmed by order of the United States Bankruptcy Court of the Middle District of Florida Tampa Division on December 8, 1993, Koger Equity, Inc., a Florida corporation ("KE"), Southeast Properties Holding Corporation, Inc., ("Southeast") and The Koger Partnership, Ltd., a Florida limited partnership ("TKP"), have entered into a Co-Management Agreement dated as of December 21, 1993 (the "Co-Management Agreement");

     WHEREAS, pursuant to the Co-Management Agreement, Southeast has delegated to KE the performance of the rights, obligations, and duties under or pursuant to the Amended Management Agreement dated August 31, 1993 between KPI and TKP (the "Amended Management Agreement") relating to the leasing, management, and operation of all real estate properties and interests owned by the Partnership;

     WHEREAS, KRES is a wholly owned subsidiary of KE formed for the purpose of leasing, selling, buying, advertising, negotiating, and offering real property and interests therein, to third parties for compensation in compliance with the licensing laws of the several states in which the Partnership owns real property;

     WHEREAS, pursuant to the provisions of Section 17(b) of the Co-Management Agreement, KE desires to delegate its rights, obligations, and duties to any entity to with a demonstrated ability to perform the duties described in the Co-Management Agreement;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KE and KRES hereby agree as follows:

     1. Delegation. (a) In order to comply with and conform to the requirements in certain states which require that all activities relating to advertising, negotiating, and offering real property and interests therein for sale or lease be conducted by licensed real estate brokers, KE as Co-Manager under the Co-Management Agreement does hereby assign to KRES all of its rights, obligations and duties under the Co-Management Agreement which must be conducted by a licensed real estate broker, but none other.

     (b) KE further delegates and assigns to KRES all compensation payable for brokerage and leasing services during the term of this Delegation.

     2. Retention of Rights and Obligations of KE. Except as expressly provided in this agreement, KE shall retain all rights, title and interest to and liabilities and obligations under the Co-Management Agreement.

     3. Notice to TKP. Notice to TKP and Southeast of the delegation by KE to KRES hereunder shall provided by mailing a copy of this agreement to TKP in accordance with Sections 17(b) and 18 of the Co-Management Agreement.


                              KOGER EQUITY, INC.


                              By: Victor A. Hughes, Jr.
                                  Title: Senior Vice President and
                                         Chief Financial Officer


                              KOGER REAL ESTATE SERVICES, INC.


                              By: Victor A. Hughes, Jr.
                                  Title: President